LEATT®

Engineered for Performance

INVESTOR PRESENTATION
APPENDIX

http://www.leatt-corp.com/

June 2013

APPENDIX

- Leatt History
- Management
- Product Awards
- World-Class Athletes
- Patents and Trademarks
- New Product Category Detail Descriptions
- “The Neck Brace” Story in May 2013 Issue of Dirt Rider Magazine
- Testimonials

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© 2004 - 2013 Leatt Corporation | www.leatt.com

June 2013

LEATT HISTORY

72
SIDI

- The Leatt story began in 2001 when Dr. Christopher Leatt witnessed the death of a fellow motorcycle rider the weekend after his son Matthew, began riding.
- Dr Leatt began research and development of a device almost immediately, driven by a passion to protect not only his son, but all riders from the effects of catastrophic neck injuries.
- The revolutionary Leatt Neck Brace was developed in Cape Town, South Africa and tested extensively by BMW engineers at their facility in Munich, Germany, with first production units sold in late 2006.

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© 2004 - 2013 Leatt Corporation | www.leatt.com
June 2013

OUR MANAGEMENT TEAM

Dr. Christopher Leatt
Founder, Chairman and Head of Research & Development
- Medical Doctor
- Inventor of the Leatt Neck Brace

Sean Macdonald
CEO, CFO and president
- Chartered Accountant.
- 10 years of experience on financial and operational aspects of running sports orientated growth Companies

Zafiris M. Zafiropoulos
Director
- MBA from the School of Business Leadership in SA.
- For the past 10 years, Mr. Zafiropoulos has been the Executive Director of South Africa-based Time Quantum, a profitable, privately-held South African information technology services company providing software and IT solutions to public and private sector clients

Jeffrey J Guzy
Director
- MBA from Wharton Business School
- Mr. Guzy has had key executive positions at several large international carriers, including Comsat International, Sprint and Bell Atlantic

Phil Davy
Head of International Marketing and General Manager Leatt USA
- Mr. Davy has spent his entire professional life either selling, envisioning, designing, developing or marketing protective equipment for motorcycle riders, racers and mechanics

Erik Olsson
Head of International Distribution and General Manager
- Mr. Olsson has served as a Sales and Product Manager for various companies in the power sports industry for the past 15 years

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© 2004 - 2013 Leatt Corporation | www.leatt.com
June 2013

OUR PRODUCT AWARDS

The Leatt Neck Brace – Awards Won Include

- Motocross Action: 5/5 star product rating (2007).
- TW MX: Product of year (2009).
- RacerX: Product of the decade (2009).
- Motocross Action: Reader voted decade's most significant product.
- Dirt Bike Magazine: Product of the year (2010).
- TW MX: GPX Pro - Product of the year (2011).
- Freeride Magazine: Eurobike innovations award (2010).
- ISPO Brandnew AwardS: Best protection at bike expo (2010).
- RacerX: Neck protection readers choice award (2012).

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© 2004 - 2013 Leatt Corporation | www.leatt.com

June 2013

WORLD-CLASS ATHLETES INCLUDE

Athlete Name	Major Achievements
Motorcross & Supercross	
▪ Trey Canard	250 SX and MX Title Holder
▪ Jeffrey Herlings	MX2 World Champion
▪ Marvin Musquin	2 Times World Champion
▪ Cyril Despres	5 Times Dakar Rally Winner
▪ Kevin Windham	SX/MX Legend
▪ Blake Baggett	Current 250 MX Champion

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© 2004 - 2013 Leatt Corporation | www.leatt.com

June 2013

WORLD-CLASS ATHLETES INCLUDE

Athlete Name	Major Achievements
Mountain Biking & BMX	
▪ Danny Hart	UCI World DH Champion
▪ Sam Hill	2 Times UCI World DH Champion
▪ Cedric Garcia	4 Times Crankworx Champion
▪ Andrew Neethling	A Line Whistler Crankworx Champion
▪ Liam Phillips	London Olympics BMX Finalist
▪ Troy Nyhaug	Current 2nd Place in 2013 UCI Supercross BMX Series
▪ Raymon Van Der Biezen	4th Place in London Olympics BMX

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© 2004 - 2013 Leatt Corporation | www.leatt.com

June 2013

INTELLECTUAL PROPERTY PORTFOLIO

- Patents
  - Leatt's intellectual property portfolio for its performance and protective gear includes more than 100 U.S. and international design and utility patents which are granted, pending, accepted or registered.

- Trademarks
  - Leatt's intellectual property portfolio also includes more than 45 U.S. and international trademarks that are registered or in process.

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© 2004 - 2013 Leatt Corporation | www.leatt.com
June 2013

PRODUCT DEVELOPMENT

NEW PRODUCT INITIATIVES PLANNED AND ALREADY UNDERWAY

Leatt Fusion Vest Junior – New Product Category

FUSION

- Fusion is a new product category created by Leatt.
- Bringing together Leatt neck brace technology and Leatt 3DF Airfit impact foam protection for protection of neck, chest, back, shoulders and flank in a single product.
- The product is lightweight, vented and designed using Leatt 3D design technology for the perfect fit and comfort levels.

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© 2004 - 2013 Leatt Corporation | www.leatt.com

June 2013

PRODUCT DEVELOPMENT

PRODUCT DEVELOPMENT

NEW PRODUCT INITIATIVES PLANNED AND ALREADY UNDERWAY

Leatt C Frame Brace – New Product Category

- Leatt's new C Frame knee brace is bio-medically designed to prevent the most common motorcycle knee injuries by using a 3 point force distribution.
- The product is specifically designed to balance rider comfort with ultimate protection.
- Leatt's InteliLink hinge system with double pivot points replicates the knees natural movement and controls knee rotation and sheer forces.

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© 2004 - 2013 Leatt Corporation | www.leatt.com
June 2013

“THE NECK BRACE” – DIRT RIDER MAGAZINE – MAY 2013

THE NECK BRACE

SHOULD YOU WEAR ONE?

- Dirt Rider is a print and web-based magazine
- To visit the Dirt Rider magazine website, enter the following link into a web browser
  http://www.dirtrider.com
- To access the May 2013 issue of Dirt Rider magazine that included “The Neck Brace” article, enter the following link into a web browser
  http://www.dirtrider.com/magazine/may-2013/

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© 2004 - 2013 Leatt Corporation | www.leatt.com

June 2013

THE NECK BRACE

Story By Pete Peterson · Photos By Pete Peterson And Provided By Leatt

SHOULD YOU WEAR ONE?

Editor's Note: Dirt Rider made every effort to thoroughly research this topic and supply you, our loyal reader, with pure facts and raw data. We present this information not for controversy but for clarification in order to help you make an informed personal determination about whether or not to utilize a neck brace. Ride at your own risk, wear proper safety gear and remember: Motorcycles are fun, and with advancements in safety technology riders are better protected than ever before.

Motorcycle riding is thrilling, and if you're holding this magazine, it's likely something you love to do. But the sport can also be dangerous, and you should have a good understanding of the protective equipment available. This magazine story might be unpleasant, will border on gruesome and may force you to consider thoughts you normally might avoid. However, it is intended to deliver information so that you can answer for yourself the long-standing question: "Should I wear a neck brace?"

The genesis for this story was a visit to the Leatt laboratory in Cape Town, South Africa, where I met Dr. Chris Leatt, biomedical engineers Cornel de Jongh and Pieter Keevy, several others from the Leatt team, and toured the company's test and design lab. This story is composed primarily from information provided by Leatt since they have a full-time test/development lab. Several facts and statistics will contain endnotes, and this story's website component will cite those references as well as offer more information and opinions on what you read here (that story's found at www.dirt-rider.com/2013neckbraceextras.com). This story is not designed to endorse the Leatt brace over other brands' braces. Let this be a start, not an end point, to your (and our) investigation into neck protection.

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THE NECK BRACE

C1
Cervical Vertebrae
C7
T1
Thoracic Vertebrae
T12
L1
Lumbar Vertebrae
L5

SPINAL CORD INJURY VS. SPINE INJURY

First, some structural information: The spine has 24 articulating vertebrae supported by discs, ligaments, ribs and muscles. The spine is strong. In contrast, the spinal cord is a fragile network of nerve fibers, nerve cells and cerebrospinal fluid that together have the consistency of, according to Dr. Leatt, "toothpaste in a plastic bag."

Spine injury is different than spinal cord injury (SCI). In fact, it seems likely that the majority of spine injuries do not result in spinal cord injuries [1]. A good guess by Dr. Leatt, based on the limited statistics available today, would be that about one in five spine injuries result in SCI [2].

SCI can occur without spine injury. As explained by Dr. Leatt, "Over-bending can cause cord contusions (famously Jimmy Button) or avulsions of nerve routes. The brace limits movement [of the neck] and therefore the potential for these injury types."

In 2000, supercross racer Jimmy Button, not wearing a neck brace, crashed in practice rolling the whoops. He described his crash to me as, "...my front end just tucked in one [whoop], it flipped me over the bars, it was kind of like one of those, 'you're going so slowly that you don't put your hands out in front of you,' and I just, like, got my head on top of one of the whoops, it bent my head too far back, and it ripped the ligaments off the front of my spine in my neck and just pinched my spinal cord, and I went cold and numb the second I hit the ground...." When I asked if it has been studied if a neck brace might have helped, Button replied, "It hasn't been analyzed, but in knowing the crash that I had, and knowing, because I was conscious the whole time, how I hit the ground, what actually happened to me—had I had a Leatt on, I would have probably gotten up with a headache, and that's it."

Another interesting statistic I looked into was that some studies put the majority of motorcycle SCI in the thoracic (middle) section of the spine (most of these statistics are from before neck braces were even on the market) [3]. The analogy used by Leatt to explain this is to think of bending a small twig. The point of maximum bend is in the middle. Neck braces are designed to only protect the cervical (top seven vertebrae) section of the spine, so statistically, in most SCI-inducing motorcycle crashes, a neck brace might not help prevent damage/injury (since the injury is most likely to occur in an area the brace cannot protect). In contrast to all this, two of the emergency physicians I spoke with would put the majority of SCI not at the center, but at the neck and the thoracic/lumbar transition. Keep in mind these doctors are seeing all sorts of injuries (car, workplace, high falls, etc.). A spinal cord injury researcher I spoke with also had the opinion that the neck is most vulnerable since it is the least protected and the head can act as a lever on it.

Dr. John Bodnar, known fondly as "Doc Bodnar," is on the front lines at pro racing events, and he offered an informed opinion on the subject of safety. "Spinal injuries have been a major concern not only in the supercross and motocross series, but for anyone who rides a motorcycle. For the professional race series, the Asterisk Mobile Medical Center has been collecting data over the last two years in regards to spinal injuries and the use of neck braces. Since the overall number of injuries is relatively small, it will be several years before any statistically significant change can be shown and validated. However, at this point, we have seen a trend toward a decrease in cervical spinal [neck] injuries with use of neck braces and no increase in clavicle [collarbone] or thoracic [middle spine] injuries. We can only hope that this trend continues and we can see a reduction in the number and severity of spinal injuries."

WHAT A BRACE IS

The premise of a neck brace is to redirect some of the forces that would stress the neck through alternate load paths into other areas of the body. Secondarily, a neck brace could limit extreme ranges of motion of the neck in instances when the neck is injured, SCI has not yet occurred, but the rider is still mid-crash. A good neck brace should be able to slow the head in a controlled manner, and have failure points where the brace will break or deform, under extreme forces, so that it cannot cause damage to the rider.

For the sake of explanation, these forces are discussed individually here; in real-world incidents a combination of these forces would likely be at work.

Some of Leatt's early prototypes are on display in the lab.

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THE NECK BRACE

AXIAL LOADING

Injury: This is a force that pulls or pushes on the spine, such as in the case of crashing headfirst into the face of an upcoming obstacle and pushing force straight down on the top of the head. This is known as pure axial loading. Vertebrae disruption occurs in the form of a burst fracture (one or more vertebrae shattering partially or completely). According to Dr. Leatt, the burst fracture would occur before any of the current motorcycle neck braces' effects come into play. Alpinestars was also very helpful with this story, and their experts agree with this comment.

Possible Benefit: This is the type of crash a neck brace is least effective against [see notes below]. By the time the helmet contacts the brace, spinal damage can have occurred. But the damage might not be over with, and at that point in the crash a brace could help by redirecting force away from this "injury in progress," and limiting extreme movements of the injured spine.

Note: It should be noted that according to Dr. Leatt, "The initial helmet movement and escape from the impact load prior to contacting the brace is important to prevent axial neck loading and injury." You wouldn't want to completely restrain a rider's neck even if you could, because if a person's neck had no movement and the person were to be dropped from less than one meter straight onto his head, that force could result in catastrophic neck injury.

Note: Alpinestars believes that the most significant and likely cause of catastrophic neck injury is axial loading, and provided this statement regarding axial loading, "The damage is caused between five and eight milliseconds of the initial head impact, and [damage] is especially likely when the impact occurs within the cone of vulnerability. In the course of the research that Alpinestars undertook, the 'Cone of Vulnerability' defines a virtual space starting from the top of C1 and extending upwards at a 15-degree angle through to the top of the head. If the impact occurs within this cone-shaped space with the rider's torso following, the load is transferred almost instantaneously and very directly to the neck. Inside this time period the head does not move at all and therefore is not in contact with the support surface, so no alternative load path exists."

HYPEREXTENSION AND HYPERFLEXION

Injury: This is when the head is knocked toward the torso in one direction (forward, back or side), as was the case in Jimmy Button's crash.

Possible Benefit: According to Dr. Leatt, "A combination of forces are usually at play during an impact sequence and includes coupled-axial load, shear force and torque (bending moments). Hyperflexion or hyperextension are two common injury mechanisms for SCI, whereas rotation is unlikely in motorcycle accidents (and only significant when combined with sideways flexion [lateral]). Please remember, though, that a pure flexion injury without axial compression is unlikely. The brace is not effective in preventing the initial pure compression-type injury, but is effective later as a coupled flexion/compression or extension/compression load-reducing mechanism."

Trey Canard had a major supercross crash in 2012 when he doubled a triple jump and was landed on by Ryan Morais. Canard was wearing a Leatt brace. Regarding the doctors' comments on the brace, Trey said, "Everyone has been 100 percent supportive of it, of the fact that [the brace] was, they feel very strongly, the reason I had no neck trauma. I had no neck trouble at all, which was pretty amazing [because another rider] landed right on my head. I think the brace did its job."

Note: Whiplash, although possible in a motorcycle accident, is more common in restrained torso events like automobile accidents.

BRAIN INJURY

Injury: Brain injury occurs from the brain's impact with the inside of the skull, which can be "out of sync" with the skull's impact with the ground.

Possible Benefit: I talked with Dr. Terry Smith of Dynamic Research Inc. (which conducted some testing with Atlas for their brace), and he told me about some new research, independent of the Atlas testing, that he is doing with Mr. Dave Halstead of Southern Impact Research Center in Tennessee. They have been doing helmet impact tests and finite element brain modeling that looks at how the brain tissue behaves during different kinds of impacts. Their research shows that there is evidence that the risk of brain injury is increased when the head is already in rotation (relative to the torso) when it hits the ground. Since the brain is suspended (not solidly attached) within the skull, it lags behind the skull during sudden movements. Theoretically if a rider is bucked or thrown violently, a neck brace could slow the head rotation before the head impact (so that the magnitude of total brain motion is decreased), then it could potentially reduce or prevent brain injury. This is not something neck braces are designed to do or claim to do, but it is something worth looking into.

D A V I D   B A I L E Y

David Bailey made a video encouraging neck brace use back in 2007. It seemed that's when neck brace use really took off. I asked him for a comment today.

"I'd like to start by asking where all the proof is that knee braces and wrist braces work? I don't understand why most riders accept those, but question neck protection and demand proof. Riders wear knee braces no questions asked knowing that they have a propensity to snap femurs and tib fibs! There are also more knee injuries in the sport today than I can ever remember, so besides not preventing injuries (or any real proof), they cause serious damage! Plus, *if* you wrench your knee or snap the largest bones in your body, they have surgeries for that all day long. If you break your neck...it's pretty much the end of your life as you knew it. With that logic heavily on my mind, combined with a flurry of neck injuries, I made the decision to speak up about neck protection. I appreciate that people took it seriously, but it's not like I was saying you're stupid to go out there without one or that it should be mandatory, as some took it. My intention was for riders to be aware of it and for it to be considered.

"They aren't for everybody. A shorter guy like Ricky Carmichael isn't really built for one, but I felt he could certainly have some valuable input since he was wearing something similar in auto racing and wears Ernesto Fonseca's name on his jersey. I hoped companies would see the importance of developing protection for those funky rag doll crashes we all have at some point if you ride long enough. I simply looked at the brace, did my own research and quickly formed the opinion that it could reduce the magnitude of a neck injury more than it could cause any damage. It seemed very 'airbag/life jacket'-ish to me, and since I'm far more aware of life after a broken neck than most people, I felt a moral obligation to say something.

"The calls and emails about broken necks [that I was getting before the 2007 video] literally stopped after I did that video! Instead, I have heard many stories about people who bought a brace, wadded themselves up, broke the brace and had their doctor tell them, 'This thing probably saved your life!' Now, can hair splitters get involved and argue that it might in some cases not really work, or cause a concussion? Sure, but where is *that* proof? I'm glad something exists for those who choose to feel a little safer out there. I have nothing against a rider who opts not to wear one. I just felt it needed to be a piece of equipment that was on the radar and more considered than it was at the time I spoke my mind. I have come to the same conclusion as anyone else who has searched for evidence. If you feel comfortable with one on, wear it, because it will likely help you, not harm you in most cases. A lot of people assumed I got some sort of compensation for what I did back in February 2007. I didn't know anyone at Leatt and didn't receive anything other than a couple braces for my son Sean. What I did was from my heart.

"Having just watched Anaheim One, I believe Trey Canard's emotional and impressive comeback was made possible because he was wearing neck protection when a rider landed on his head. And I believe James Stewart's knee brace failed."

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THE NECK BRACE

LEATT'S TESTING

Leatt has been at work designing, building and using a test lab and software simulation program. The Leatt website hosts their white paper, a technology-dense journal of their procedures and some of their results. The short version is this—

The Dummy: The Leatt test dummy is a Hybrid III 50th percentile ATD (Anthropomorphic Test Device), fitted with an MATD (Motorcycle Anthropomorphic Test Dummy) neck. The "stock" dummy was designed mainly for car crashes, but with this neck, the dummy can test the different postures, off-center impacts and neck torque associated with unrestrained torso (motorcycle) crashes. The dummy is fitted with 29 sensors [4], and according to Dr. Leatt, "We usually record 23 at a time, plus the pendulum swing angle, impact velocity and video feed. The sensors record data at 10,000Hz (1 data point every 1/10,000 of a second). Per test run of 1.3 seconds we typically record about 2GB of data."

The Rigs: The dummy can't be thrown to the ground in a consistent way (and the sensor wires wouldn't allow it), so Leatt uses test rigs that stress the dummy with repeatability. The inverted pendulum test mounts the dummy upside down and swings it at various shaped and weighted blocks, which tip out of the way. The horizontal pendulum test rests the dummy on its back, chest or side, and swings an impact block against the head. Both tests allow changes to the impact shape, angle and surface friction. As Dr. Leatt explains, "These test methods allow for maximum loading of the neck to achieve maximum specific forces like compression, torque and shear in order to consistently 'overstress' the neck."

The Program: The physical testing informs and validates simulation software, which can create different types of motorcycle crashes in the virtual computer world so the Leatt team can get an idea of the forces on the rider during these impacts. Leatt also recreates, in the computer, actual real-world crashes where the medical results of the rider are known. In addition, the lab uses finite element analysis testing (or, more simply, strength testing each component of the brace) to study their products' structures and materials (to design the brace to break when and where Leatt wants it to), and TekScan (pressure mapping sensors) to analyze how the brace transfers the forces into the torso—duration, amount and over what area.

ALPINESTARS' RESEARCH

Alpinestars also conducted in-depth research into neck protection. The internal paper that Alpinestars created is not public like the Leatt white paper, but Alpinestars has permitted us to see some of the information. The company shared this statement on its initial observations, "Current test dummy neck constructions are very rigid in comparison with 'real' necks, and these do not permit a true evaluation of neck protection. Instead, the majority of the [Alpinestars] testing was simulated using a virtual model of a human created by an academic institution in the Netherlands. Alpinestars' results, which also encompass some research from cadaver testing, adds weight to the opinion that most damage is done in the first few milliseconds of an impact."

DOWNSIDE TO A BRACE—TRUTH OR MYTH?

There is some belief and concern that a neck brace can cause or increase injury in the event of all or certain crashes. To counter these theories and create more discussion, some more information from the Leatt lab deserves to be presented here.

The Strut Threat: Possibly the most-discussed perceived threat is the strut that rests on the rider's back with the Leatt and other brands' braces. Some people theorize that the brace could transmit and focus the forces from a crash onto the thoracic spine (middle back), or create a fulcrum around which the thoracic spine could hyperextend, thereby causing an SCI in the middle back when there otherwise might not have been one.

Or Not: The Leatt strut is there to keep the brace in its proper position during riding and a crash and to transfer force loads. Leatt designed its strut to break away before it could cause injury. This is where those SCI statistics (most from before braces were being used) that suggest the majority of SCI will be concentrated in the middle spine become very interesting, because even without a brace this is where spines statistically appear to receive the most SCI in motorcycle crashes [5].

The strut is designed to fracture at 300N (Newtons of force, which is about 67 pounds of force). According to Dr. Leatt, this is "One-thirtieth (1/30) the force allowed to be transmitted by a CE level 2 (the safest level) back protector." While at the factory in South Africa, I was handed a Leatt brace and instructed to break the strut by hand. I did, and would agree that it did feel like it took about 67 pounds of force, directed straight out away from the brace.

Note: Leatt has a new model streetbike brace that uses two smaller struts that rest on the rider's shoulder blades since some street jackets have an aerodynamic hump right in the way of the single strut, but Leatt doesn't recommend this brace for off-road riders because the motion of a rider's shoulder blades will constantly move this brace out of its ideal position.

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THE NECK BRACE

The "Tuck And Roll" Threat: That the brace would limit a rider's ability to "somersault out of a crash."

Or Not: According to Dr. Leatt, this is, "A big misnomer. If you look at gymnastic or movie stunt videos, you will notice that the 'tuck and roll' is performed over the shoulder and not the vertex of the head. In addition, it is unlikely that whilst being launched off the front of a bike, it is possible to bring your arms up and position yourself for a tuck and roll."

The Fulcrum Threat: That the helmet could go over the edge of the brace and bend the neck with more leverage.

Or Not: The Leatt's shell is designed not to allow a helmet to "reach" over it.

The "Force On Sternum" Threat: That a brace could create a dangerous chest-crushing injury.

Or Not: In the case of the Leatt, as demonstrated by the lab's TekScan tests, the forces are directed into the pectoral muscles which are better fit to absorb forces than the cervical spine.

The Collarbone Threat: That a neck brace will increase the rider's chances of breaking a collarbone.

Or Not: According to Dr. Leatt, "...with a finger on top of the collarbone and the arm raised and lowered, there is no pressure directed onto the collarbone by the brace due to the inclusion of a clavicle relief area..." The Leatt team explains that collarbones are very strong against downward force (as the brace would apply), and that in most cases the collarbone breaks in an upward direction from an impact to the shoulder, and on the opposite side from where the brace would be contacting with force.

The Laceration Threat: There was an Internet rumor about a rider in Sweden who had a brace shatter and slit his throat.

Or Not: Leatt neck braces are lined with padding. Leatt attempted to find evidence of this case, could not find any, and wound up with a letter from the SVEMO (Swedish Motorcycle and Snowmobile Federation) confirming there was no such case [6].

The Distraction Threat: The limit to the range of motion could cause a rider to crash when they otherwise wouldn't.

Or Not: The "feel" of riding with a brace is a subjective thing that each rider needs to try for himself. It should be said, though, that a brace must fit properly to function properly and feel right. So a "test ride" with a buddy's brace should include fitting it properly to you.

THE TROUBLE WITH NUMBERS

It's very difficult to find medical statistics on SCI from off-road and motocross crashes; too many of the statistics are from streetbike crashes, and many of those don't even show if the rider was wearing a helmet. Also, many organizations that collect statistics don't release them publicly. Unfortunately for research purposes, neck brace effectiveness is not likely to have comprehensive medical statistics any time soon (the good news is, SCI is rare enough that there aren't quickly-building statistics).

There is also that concern that test data and research from a manufacturer is going to be biased toward finding a benefit to the product the company is selling. I made every effort to get independent eyes on the Leatt results, but from my research it seems the Leatt lab in South Africa is one of the few labs testing these types of neck forces. I toured the lab, and I was impressed. Dr. Chris Leatt and his team cooperated greatly for this story, and I believe genuinely want to get their findings out because they are confident all test information will show a benefit, and not a risk, to wearing their brace.

Alpinestars shared some of its research data and sources within its own research paper, "Catastrophic Neck Injuries in Motorcycling—Understanding How to Help." There is a difference in approach versus Leatt; however, it reaches the same general conclusions that a neck protection device can provide a benefit that outweighs any potential disadvantages.

AN ANSWER

That's a lot of gruesome medical scenarios and complex information to process. But with protection available, you owe it to yourself, or any kids you take riding, to examine the possible benefits of neck protection that is available today. From my experience touring the Leatt laboratory, and my research since then, including discussions with employees at Alpinestars and Atlas, the evidence available today leans heavily in favor of wearing a neck brace. In fact, not a single expert I spoke with (doctors and biomedical engineers) discouraged wearing a brace. But the best summation of all the data came from Dr. Leatt when he said, "We won't put anything on the market that I won't put on my own kid."

SPECIAL THANKS TO:

Dr. John "Doc" Bodnar, Dr. Amy McIntosh of the Mayo Clinic, Dr. Stephen Swisher of Mammoth Hospital, Dr. Terry Smith, Mr. Dave Halstead, Dr. Oswald Steward of Reeve-Irvine Research Center, Dr. Erik Swartz of the University of New Hampshire, Dr. Chris Leatt, the Leatt Laboratory crew, Phil Davy, Alpinestars' Neck Protection R&D Team, and Brady Sheren and Eddie Cole at Atlas Brace Technologies

WANT TO HELP?

THREE ORGANIZATIONS DOING GOOD THINGS TOWARD SPINAL CORD INJURY RECOVERY: WWW.WINGSFORLIFE.COM/EN/, WWW.REEVE.UCI.EDU AND WWW.CHRISTOPHERREEVE.ORG.

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From: Mark D. Moon
Date: March 29, 2013

In the summer of 2011, I competed in a cross country hare scramble race in Springville, Alabama. It was a two man team race where partners would swap out running laps. It was a long, strenuous race lasting around 3½ hours.

Near the end of the race, I had a very dangerous crash. A rider in another class had closed up behind me in a fast section. I could hear his engine behind me so I prepared to move over to the left and let him pass. When I did move I hit a log or bump and my right foot came off of the foot peg causing me to slump down on the right side of the bike. This then made me twist the throttle to full open causing me to then turn left into some trees. I was in 2nd or 3rd gear and hit the trees almost at full speed for that gear.

I was thrown over the handlebars and went head first into the ground at an angle of approximately forty five degrees with my chin and upper chest hitting the ground first. Upon impact, my head was violently slammed backwards but the Leatt brace prevented my neck from bending completely back. Then to make things even worse, the rider behind me ran over me and my leg got caught in behind his front tire. His bike then was dragging me for several yards before he could stop.

One of the racer’s actually came into the pit area and told my team mate that he had just witnessed the worst crash he had ever seen and somebody was probably hurt very badly! Guess who he was talking about?

My injuries were a cracked rib up high under my right arm. I believe inertia caused my rib cage to compress and this resulted in the cracked rib. I also had internal chest bruising which prevented me from doing cardio exercises for several weeks. As far as my neck, I only had about a one inch spot on the back left side that was just mildly sore to the touch.

With the speed and violence of the impact I am thoroughly convinced the Leatt brace prevented me from breaking my neck which in turn may have possibly saved my life! No doubt about it.

Thank you folks at Leatt for a very well designed product that definitely saved my neck!

If you ride dirt bikes you have to have this around your neck. Some riders I know say, “Man, that thing is expensive”, I simply say, “what is your neck worth?”

Mark D. Moon, P.E.
Chattanooga, TN

From: Steve Ramon (Professional Motocross Racer) http://steveramon.com/

Question:
You have been wearing a neck brace for quite a while now. Did it help when you crashed in the deep sand of Lommel?

Answer:
Yes for sure. I have had two major crashes where I feel the Leatt brace really saved me from further injury. A few years ago in Valkenswaard I crashed in the first moto and didn’t realize at the time but I fractured my neck in the fall. I raced the second moto and finished 7th but the next day I was still in a lot of pain and when they x-rayed they saw it was fractured. On this occasion the Leatt Brace stopped some of the impact and also helped to keep the neck from displacing which of course would be very bad.

Then my fall in Lommel was very heavy and the impact was straight onto my head. On this occasion I had nerve damage because of the amount of impact that I had. My shoulders both pushed down so far that it over stretched the nerves that lead to my neck and head. Also on this occasion there was no displacement – the Leatt brace moved the impact from my neck and head onto my shoulders. My surgeon said it would have been a lot worse without the brace.

From: Darren

July 9th, 2012 is a day of riding I will likely never forget. It started out a good drive up to my favorite spot, meeting friends for pancakes and bacon and getting my wrist band to catch a chair up Highland Mountain to shred DH trails. I lose track of laps as the days races by.

With my 510's laced up gripping the pedals, full face snapped on and my carbon Leatt DBX resting on my shoulders I began my last descent of the day. Berms, gaps, drops, faster, higher, Catspaw, Bonesaw, adrenaline rush! In a train, riding close behind one of my buddies as we rage down Hellion we hit a high speed step down (nearing 30mph and 8-10 feet air-modest!) and in a moment of awe as I watch Steak pull a big no-footer I found myself being bucked OTB, pulling a big flopping yard sale. I rag dolled hard into the ledge and gravel, hitting my head so hard that I cracked the rear upper deck of the my Leatt. I blew a knee pad off and tore open my knee, crushing half my patella into the trail, fracturing and exposing my femur and tibia as well as several muscles and tendons and ligaments. (Look at the pics if you dare!) A bone on my elbow was exposed as well as a few deep scrapes down to my scapula. My forearms were one big scab. The required emergency surgery took several hours and over 200 stitches just to repair my knee alone. Through it all, I NEVER ONCE, felt a pain in my neck, arms or spine. I have worked in healthcare for almost 10 years, doing MRI imaging on people with neck injuries sustained from far far less traumatic accidents (try falling out of bed for example) and I am 100 percent convinced that had I not been wearing my Leatt brace there is a good chance I would have "spinal injury" to add to the list of wounds from my 'Battle with Hellion". Thanks to my gear, and especially my Leatt, I am able to work on recovering and look forward to 2013 being a sick year or riding with my Jacyo crew- we get higher and go faster! BRAAAAP! Also, thank you to all my friend who helped me, trailside, bedside at the hospital, the messages and visits. We will ride again buddies! -Bullwinkle.

Darren J.

From: Ryan Kudla
To: Leatt
Date: February 23, 2012

Hello, I just wanted to say that I really am thankful for the neck braces that you provide. I broke my C-7 vertebra while wearing a Leatt and according to the doctor that worked on me, the Leatt is the only reason I am not paralyzed from the triceps down, or even worse. Thanks again for the great product!

Ryan Kudla
Oxnard, CA
www.kudlaracing.com

From: Sebastian Kartfjord
To: Leatt
Date: February 10, 2012

Subject: Broken back, saved by Leatt - BMX Pro Norway

I probably had my biggest crash warming up for the World Cup last year in Chula Vista, USA. I made a big mistake going for the berm jump and ended up head first into the asphalt berm. My head and neck took most of the beating and I was released from hospital 4 days later only with a broken T12 in my back. Clearly my Leatt-brace took the load from my neck and moved it down and towards the rest of my body. BMX racing is my job and I`m minimizing the risk of getting sidelined with the Leatt-Brace. My helmet and Leatt-brace is a combo I fully trust in my racing.

Best Regards
Sebastian Kartfjord
Sandnes , Norway

From: Michael H
To: Leatt
Date: August 29, 2011

Subject: Thanks

Hi, my name is Michael from New Zealand. Over the weekend I had a serious crash while riding my downhill MTB, I did not have enough speed to make a gap jump, causing me to land completely upside down on my head. I was using clip-in pedals so when I crashed, the bike was still connected to me, increasing the weight and force. I had recently started using the Leatt DBX Comp, never thinking I would need its services, but it made me feel safer. I am sure that without this fantastic invention I would have ended up in hospital with a broken neck! The force of the crash compressed my full-face helmet onto the brace, stopping the movement, then the helmet broke from the continued force pushing through. I sat up and kissed my Leatt-brace! With nothing more than some scratches and bruising, I felt I had to thank the company for saving my sole. I will never ride without a neck brace again.

Thank you very much.

Mike

From: Claudia G.
To: Leatt
Date: August 29, 2011
Subject: THANK YOU THANK YOU THANK YOU!

Good Morning team at Leatt-USA

I cannot thank you enough for your absolutely amazing product.

My son is fourteen years old, and is a downhill mountain bike rider/racer.

Last Christmas I bought him the Leatt DBX Comp 2 – and I am ever so thankful I made this a part of his riding gear.

This weekend, he raced CAT2 at the PRO GRT in Northstar, and hit the rock garden too fast and took a horrible face first fall.

I firmly believe that without his Leatt on, his injuries would have been at the very least a concussion – as it was, he is sore, scraped, bruised and battered…but not BROKEN!

THANK YOU AGAIN for such an incredible product. As the sport grows there are younger and younger kids riding and I believe that your equipment should be a mandatory in order for anyone to ride downhill, let alone enter a race.

Kindly,
Claudia, mom of Dominic
Clayton, CA

From: Brad U.
To: Leatt
Date: August 04, 2011
Subject: Leatt brace saved another life

Hi, I wanted to put in writing my thanks to your company and its quality products. My son’s brand new neck brace (only the 2nd time he wore it) saved him from death or being a quadriplegic last night. He was riding a Honda CRF450R at the local MX track just practicing and he hit a jump at full throttle that he has done many times before, but this time he went over the bars at high speed and landed directly on top of his head/helmet. If he had not been wearing the Leatt-brace I’m sure he would be in much worse shape than a dislocated shoulder and numerous bumps and bruises. The impact was so hard the brace left a bruised imprint on his neck/top of his back. All the other MX gear he was wearing would have done nothing for him, it is this one piece that he just bought that saved him.

Thank you.
Brad
Aztec, NM

From: Rick W.
To: Leatt
Date: October 03, 2011
Subject: Thanks!

This is just a note to say, “Thanks”....On Labor Day, (5 Sept. 2011), my 17 year old son Jared suffered a closed head injury and broken back while riding at Cycle Ranch MX park, Floresville, TX. Due to this, he suffered disability to his entire left side, and is now re-learning to walk, use his left hand and speak.

Luckily he was wearing all his protective gear (as he always does), including his LEATT GPX Club neck brace. He was thrown from his bike, landing directly on his left forehead. I’m sure had it not been for the quality of your neck brace, his injuries might have been much worse!

It’s still very early in knowing exactly how fast he will recover, but I do know it will be months long just taking it one day at a time.

The brace remained completely intact, protecting him from what might have been a catastrophic cervical spine injury. It absorbed the shock just as it should have!

Usually there’s no way to tell which neck brace manufacturer makes the “best” brace, as you unfortunately have to sustain this kind of injury to find out, but now we know!

We’ve never worn any other brand of brace, and after my son’s recent injury, definitely never will

From my son Jared and I, we appreciate all your hard work in developing a product that does what it’s supposed to - saving lives!

Thanks again,
Rick
Killeen, TX.

From: Adrian N.
To: Leatt
Date: February 16, 2009
Subject: Thank you!

G’day guys.

I’m a downhiller (MTB) from the sunny Gold Coast in Queensland, Australia.

As of last Saturday I’m now a proud owner of one of your fantastic products, the Moto GPX.

It was about 4 and half years ago (starting out in the downhill game) at a local race meet I was lucky to survive a relatively large off where I was pitched clean over the bars and dart like speared into the ground. Making a real mess of my C1 and doing no favours to my C7. Thanks to the brilliant staff at the Gold Coast Hospital who then fitted me with a Halo Vest to me. For 9 very long hot Gold Coast months I had to endure this thing.

But I can ensure you the moment I was released from this cage I went straight back for the bike. Nothing stupid, no hardcore drops, rock gardens, just the pure pleasure of motion on two wheels. But now, though I still have no compulsion, you guys create this product to make all that stuff accessible to me again. Thank you. But even beyond that just to have it on in any situation is a boost of confidence that money can’t put a price on.

Thank you. Thank you. Thank you.

Thanks again guys for doing what you do!

Adrian

From: Bernard B
To: Leatt
Date: July 09, 2008
Subject: Your Brace Saved My Son!

Hi Leatt,

On Thursday, July 3rd, 2008, my 12 year old son was wearing a Leatt Brace while doing a morning practice at Piru MX Park in Filmore, CA.

One of my sons’ sponsors purchased the brace for us as a precaution even though he had never had a bad wreck in the 3 years he has been riding dirt bikes.

The practice was only to run until 1PM that day and during the first couple of hours, everything was uneventful. At about 11AM, he went out for another moto and about 20 minutes later, one of his friends rode into the pit area to tell me that he had fallen...badly!

I went to the upper part of the track to find my son on his back surrounded by 3 other riders who all looked very concerned. Apparently, the tail of his bike came around after a bad launch from a jump and the bike came down sideways. This ejected him from the motorcycle at a great velocity and he landed on his head and left shoulder. He was knocked completely unconscious for a short period of time but had regained consciousness by the time I arrived at the scene.

After being thoroughly checked over for neck and back injuries, we brought him down the hill to the pit area where he sat in a chair until I had retrieved his bike from the hill. About 20 minutes had passed since the accident and this was when I realized that he did not remember even having had an accident! I suspected a head injury and we immediately left to go to a hospital for a complete check-over. My son suffered a moderate to severe concussion from the fall, a bruised kidney and also had some bleeding on his brain. He spent 24 hours in ICU at Ventura County Medical Clinic, but I am happy to say that by the grace of God, he is home and healing. Actually back to his usual nutty self.

The reason I am sending this to you is because of the picture I have attached. Please have a look to see what the Leatt Brace did. You will notice that there is some heavy bruising on his back all the way around the outline where the Leatt Brace sits. This indicates to me that the brace was pressed with heavy force into his back. If that brace had not been there, that force would have been carried by his neck as it obviously shows that the helmet pressed very heavily into it. Your brace has most likely saved my son from a broken neck!

I cannot thank everyone at Leatt enough for the wonderful and critical device that you have created. By the number of copycat devices available on the market, you surely have addressed a major concern in motorcycle riding and racing.

We will continue to be faithful Leatt Brace users.

All The Best

Bernie

Engineered for Performance

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